Exhibit 99

THE E.W. SCRIPPS COMPANY P.O. BOX 5380 CINCINNATI, OHIO 45201	COMMUNICATIONS AND INVESTOR RELATIONS	PHONE (513) 977-3825 FAX (513) 977-3721

312 WALNUT STREET, SUITE 2800 CINCINNATI, OHIO 45202

[LOGO] SCRIPPS		NEWS RELEASE

Scripps net income up 32 percent

Net income up 16 percent, excluding investment results, items

For immediate release April 10, 2003	(NYSE: SSP)

CINCINNATI – The E. W. Scripps Company’s first quarter net income increased 32 percent to $52.7 million compared to $39.9 million in the same period a year ago. Earnings per share were 65 cents compared to 50 cents in the first quarter 2002, up 30 percent.

Excluding net investment results from the prior year, first quarter 2003 net income increased 16 percent. Net income during the first quarter 2002 was affected by an after-tax charge of $5.4 million, or 7 cents per share, for net investment results. The charge primarily related to write-downs of the Scripps Ventures investment portfolio and other investments in start-up businesses.

Total first quarter operating revenues increased 29 percent to $445 million. Total segment profits increased 15 percent to $110 million during the first quarter. Scripps defines segment profits as earnings before interest, taxes, depreciation and amortization, and also excludes investment results and unusual items. First quarter 2003 results reflect additional revenues and a reduction in total segment profits from Shop At Home Network, which was acquired in October 2002.

The improved results reflect continued growth and strong performance at the Scripps Networks operating division, which includes the company’s portfolio of popular national television programming services – Home & Garden Television, Food Network, the DIY — Do It Yourself Network and Fine Living.

“Home & Garden Television and Food Network had another outstanding quarter and continue to drive the company’s growth,” said Kenneth W. Lowe, president and chief executive officer for Scripps. “Revenue and segment profits contributed by both networks grew substantially during the period, as did the number of people who are watching. HGTV and Food are attracting record numbers of viewers, reflecting the strength of our programming strategy and the success we’ve had building awareness of these valuable brands.”

“Our plan is to continue investing in the expansion of Scripps Networks. That includes strengthening the HGTV and Food brands and establishing our newer programming services, the DIY — Do It Yourself Network and Fine Living,” Lowe said. “Investing in these growing businesses, we believe, is an effective use of the company’s capital and offers shareholders the potential for a superior return.”

“At our newspapers, we’re seeing slow but steady improvement,” Lowe said. “First quarter revenues grew modestly, largely on healthy increases in the national and preprint advertising categories. Classified advertising increased slightly as strength in the real estate category offset continued weakness in help wanted advertising.”

“In Denver, the company’s share of profits from the joint newspaper operations improved slightly during the first quarter compared to the same period last year,” Lowe added. “Profit growth in Denver, however, has been held back by weakness in the local economy. Editorially, the Scripps newspaper – the Rocky Mountain News – continues to excel. The News has just won its second Pulitzer Prize in three years for news photography. The award affirms our strategy to build readership in Denver through a commitment to editorial excellence.”

“Advertising revenue at our broadcast television stations improved during the quarter, but segment profit growth was held back by increased costs related to news coverage of the war in Iraq, production of a 10 p.m. newscast airing on Detroit’s UPN station and expected increases in employee health and pension benefit costs,” Lowe said. “Part of the expense of covering the war includes our decision to create a television news bureau that operates out of the Scripps Howard News Service offices in Washington D.C. The bureau, supported by a Scripps television reporter and photojournalist reporting from Iraq, provides coverage to all of the Scripps stations. Scripps has about a dozen newspaper and television journalists on assignment in the Gulf.”

“At the Shop At Home Network, which we acquired late in 2002, we’re adjusting the company’s merchandising strategy to be more closely aligned to our lifestyle programming services. Despite solid gains in household distribution and revenue early in the quarter, operating results were negatively affected in the closing weeks of the quarter as the war in Iraq began.”

Here are first quarter operating results by segment:

Newspapers

Newspaper segment profits were $63.4 million, down 0.5 percent.

Newspaper advertising revenue was $134 million, up 2.6 percent. Broken down by category:

☐ Local retail decreased 1.6 percent to $42.5 million.

☐ Classified increased 0.9 percent to $53.2 million.

☐ National increased 11 percent to $8.8 million.

☐ Preprint and other increased 11 percent to $29 million.

Circulation revenues were $35.6 million, up 0.4 percent.

Newsprint volume and prices were essentially even with first quarter 2002.

Scripps Networks

Scripps Networks segment profit was $41.6 million, up from $19.9 million in the prior year period.

Scripps Networks advertising revenue increased 34 percent to $93.2 million. Affiliate fee revenue was $22.2 million, up 22 percent.

Home & Garden Television contributed $34.8 million to segment profits, up 53 percent from the year-ago period. HGTV revenues grew 25 percent to $66.9 million. Home & Garden Television now reaches 80 million domestic subscribers.

Food Network had revenues of $45.2 million, up 35 percent. Food Network contributed $17.9 million to segment profits compared to $9.8 million in the first quarter last year.

Food Network reaches 78 million domestic subscribers.

DIY — Do It Yourself Network and Fine Living reduced segment profits by $10.8 million compared to $12.1 million in the year-ago period. DIY can be seen in 15 million U.S. television households and Fine Living now reaches 14 million households.

Broadcast Television

Broadcast television revenues increased 7.1 percent to $70.2 million. Local broadcast television advertising rose 8.1 percent to $43.4 million. National broadcast television advertising was $22.5 million, up 5.5 percent from the year-ago period.

Broadcast television segment profit decreased 2.3 percent to $15.6 million.

Shop At Home Network

Shop At Home Network revenues for the first quarter were $58.3 million. On a pro forma basis (as if the company had owned the business in the first quarter 2002), revenues were up 17 percent from the same year-ago period, although sales weakened as the war in Iraq commenced.

Shop At Home Network reached an average 45.9 million full-time equivalent households during the first quarter, up 24 percent from the year-ago period.

Scripps acquired Shop At Home in October 2002. The company’s ongoing investment in Shop At Home during the quarter reduced total segment profits by $5.9 million and earnings per share by 3 cents.

Licensing and Other Media

Revenues increased 28 percent to $27.5 million.

Segment profit was $3.9 million vs. $4.1 million the previous year.

Guidance

Based on advance advertising sales, the company currently anticipates second quarter 2003 advertising revenue for Scripps Networks will be up about 25 percent year over year. Affiliate fee revenue for Scripps Networks is expected to increase about 12 percent during the second quarter, net of distribution fee amortization. Investments in the development of DIY and Fine Living are expected to reduce segment profits by about $10 million and earnings per share by about 8 cents.

Newspaper advertising revenues are expected to be up 2 to 4 percent over the prior year in the second quarter.

At the company’s broadcast television stations, advertising revenues are expected to be up about 3 to 5 percent in the second quarter.

The company’s continuing investment in the Shop At Home Network is expected to reduce second quarter segment profits by about $5 million and earnings per share by about 4 cents per share.

Second quarter earnings per share are expected to be between 73 and 83 cents, compared to 33 cents per share in the second quarter of 2002. Results in 2002 included investment write-downs and other non-recurring adjustments. Without these items, second quarter 2002 earnings per share would have been 76 cents.

Although these projections represent the company’s best estimation of business in the second quarter, revenue could be negatively affected by an escalation of the war in Iraq.

Conference call

The senior management team at Scripps will discuss the company’s first quarter results during a telephone conference call at 11 a.m. EDT today. Scripps will offer a live audio Web cast of the conference call. To access the Web cast, visit www.scripps.com, choose “investor relations,” then follow the “live Web cast” link at the top of the page. Listeners will need Real Player G2 or higher to access the call online.

Also, a limited number of dial-in lines for the conference call will be available on a listen-only basis. To access the conference call, dial 800-553-5260 approximately 10 minutes prior to the start of the call. Callers will need the name of the call (first quarter earnings report) to be granted access. Callers also will be asked to provide their name and company affiliation.

An instant replay line will be open from 2 p.m. EDT on Thursday until 11:59 p.m. EDT on Sunday, April 13. The domestic number to access the replay is 800-475-6701 and the international number is 320-365-3844. The access code for both numbers is 679775.

A replay of the conference call will be archived and available online for an extended period of time following the call. To access the audio replay, visit www.scripps.com approximately four hours after the call, choose “investor relations” then follow the “audio archives” link at the top of the page.

Forward-looking statements

This press release contains certain forward-looking statements related to the company’s businesses that are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions, that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. The company’s written policy on forward-looking statements can be found on page F-5 of its 2002 SEC Form 10K.

About Scripps

Celebrating its 125th anniversary, The E.W. Scripps Company is a diverse media concern with interests in newspaper publishing, broadcast television, national television networks, interactive media and television-retailing. Scripps operates 21 daily newspapers, 10 broadcast TV stations, four cable and satellite television programming services and a home shopping network. All of the company’s media businesses provide content and advertising services via the Internet.

Scripps Networks brands include Home & Garden Television, Food Network, DIY — Do It Yourself Network and Fine Living. Home & Garden and Food Network each can be seen in about 80 million U.S. television households. Scripps Networks is home to three of the Internet’s most popular Web sites – foodtv.com, hgtv.com and diynet.com. Scripps Networks programming can be seen in 25 countries.

The company’s home shopping subsidiary, Shop At Home Network, markets a growing range of consumer goods directly to television viewers and visitors to the Shop At Home Web site, shopathometv.com. Shop At Home reaches about 45 million full-time equivalent U.S. households.

Scripps also operates Scripps Howard News Service and United Media, which is the worldwide licensing and syndication home of PEANUTS and DILBERT.

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Contact: Tim Stautberg, The E.W. Scripps Company, 513-977-3826

Email: stautberg@scripps.com

THE E. W. SCRIPPS COMPANY

RESULTS OF OPERATIONS

(in thousands, except per share data)	Three months ended March 31,
	2003	2002	Fav (Unf)
Operating revenues	$445,194	$344,685	29.2%
Share of earnings of JOAs and joint ventures	17,553	15,756	11.4%
Costs and expenses	(352,366)	(264,142)	(33.4)%
Depreciation	(14,819)	(12,859)	(15.2)%
Amortization of other intangible assets	(1,157)	(1,024)	(13.0)%
Intererst expense	(8,003)	(6,592)	(21.4)%
Investment results, net of expenses (a)		(8,388)
Miscellaneous, net	1,641	146

Income before income taxes and minority interests	88,043	67,582	30.3%
Provision for income taxes	35,089	26,868	(30.6)%

Income before minority interests	52,954	40,714	30.1%
Minority interests	265	834

Net income	$52,689	$39,880	32.1%

Net income per diluted share of common stock	$.65	$.50	30.0%

Weighted average diluted shares outstanding	80,997	80,263	0.9%

Notes to Results of Operations

Net income was affected by the following item:

(a)  Net investment results

2002 - Net investment results include (i) net realized gains and losses and (ii) accrued performance-based compensation and other expenses associated with the management of the Scripps Ventures funds. Net investment results were a pre-tax charge of $8.4 million, including $7.3 million of write-downs related to the Scripps Ventures investment portfolio and investments in new businesses. The investment results reduced net income by $5.4 million or $.07 per share.

We evaluate the operating performance of our business segments based primarily on earnings before interest, income taxes, depreciation and amortization, excluding divested operating units, restructuring charges, investment results and certain other items we consider to be unusual or nonrecurring. Information regarding our business segments is as follows:

(in thousands)	Three months ended March 31,
	2003	2002	Fav (Unf)
SEGMENT OPERATING REVENUES
Newspapers	$172,597	$168,936	2.2%
Scripps Networks	116,570	88,701	31.4%
Broadcast television	70,173	65,521	7.1%
Shop At Home	58,317
Licensing and other media	27,537	21,527	27.9%

Total operating revenues	$445,194	$344,685	29.2%

SEGMENT PROFIT (LOSS)
Newspapers	$63,383	$63,713	(0.5)%
Scripps Networks	41,600	19,874	109.3%
Broadcast television	15,606	15,967	(2.3)%
Shop At Home	(5,933)
Licensing and other media	3,871	4,087	(5.3)%
Corporate	(8,146)	(7,342)	(11.0)%

Total segment profit	110,381	96,299	14.6%
Depreciation	(14,819)	(12,859)	(15.2)%
Amortization of other intangible assets	(1,157)	(1,024)	(13.0)%
Investment results, net of expenses		(8,388)
Interest expense	(8,003)	(6,592)	(21.4)%
Miscellaneous, net	1,641	146

Income before income taxes and minority interest	$88,043	$67,582	30.3%

Included in segment profit (loss) are the following amounts related to our share of earnings of JOAs and other joint ventures:

(in thousands)	Three months ended March 31,
	2003	2002	Fav (Unf)
Newspapers	$15,641	$14,956	4.6%
Scripps Networks	1,912	800	139.0%

Total contribution to segment profit	$17,553	$15,756	11.4%

Included in Scripps Networks’ segment profits are the following results for HGTV and Food Network:

(in thousands, except per share data)	Three months ended March 31,
	2003	2002	Fav (Unf)%
HGTV:
Operating revenues	$66,915	$53,558	24.9%
Contribution to segment profit	34,788	22,774	52.8%
Net income effect	20,022	13,181	51.9%
Net income effect per share of common stock – assuming dilution	$.25	$.16	56.3%

FOOD NETWORK:
Operating revenues	$45,201	$33,454	35.1%
Contribution to segment profit	17,926	9,782	83.2%
Net income effect	8,686	4,695	85.0%
Net income effect per share of common stock – assuming dilution	$.11	$.06	83.3%

THE E.W. SCRIPPS COMPANY Unaudited Revenue and Statistical Summary Period: March Report date: April 10, 2003	For more information: Tim Stautberg The E.W. Scripps Company 513-977-3826

For comparative purposes, this report excludes divested operations and unusual items,

includes acquired operations as if they had been purchased January 1, 2002.

( amounts in millions, unless otherwise noted )	March			Year-to-date
	2003	2002	%	2003	2002	%
CONSOLIDATED REVENUE
Newspapers	$64.0	$62.7	2.1%	$172.6	$168.9	2.2%
Scripps Networks	42.8	35.2	21.7%	116.6	88.7	31.4%
Broadcast Television	24.9	25.5	(2.4)%	70.2	65.5	7.1%
Shop At Home (1)	15.9	18.3	(13.4)%	58.3	49.7	17.2%
Licensing and Other Media	8.9	6.2	43.7%	27.5	21.5	27.9%

TOTAL	$156.5	$147.9	5.8%	$445.2	$394.4	12.9%

NEWSPAPERS (2)
Revenue
Local	$15.4	$16.2	(4.9)%	$42.5	$43.2	(1.6)%
Classified	20.2	19.9	1.5%	53.2	52.7	0.9%
National	3.2	2.8	12.7%	8.8	8.0	10.6%
Preprints and other	11.2	10.2	9.4%	29.2	26.4	10.5%

Newspaper advertising	50.0	49.2	1.7%	133.7	130.3	2.6%
Circulation	12.8	12.2	4.3%	35.6	35.4	0.4%
Other (3)	1.3	1.3	(3.0)%	3.4	3.3	3.2%

Newspapers	$64.0	$62.7	2.1%	$172.6	$168.9	2.2%

Share of JOA operating profits	$6.9	$6.4	7.6%	$15.7	$15.1	4.1%

Ad inches (excluding JOAs) (in thousands)
Local	656	725	(9.5)%	1,825	1,914	(4.7)%
Classified	956	941	1.6%	2,567	2,536	1.2%
National	113	98	15.4%	311	275	13.3%

Full run ROP	1,725	1,764	(2.2)%	4,703	4,725	(0.5)%

SCRIPPS NETWORKS
Revenue
Advertising	$35.3	$28.6	23.4%	$93.2	$69.4	34.2%
Affiliate fees	7.1	6.2	14.6%	22.2	18.2	22.4%
Other	0.4	0.4		1.2	1.1	6.8%

Scripps Networks	$42.8	$35.2	21.7%	$116.6	$88.7	31.4%

Subscribers (4)
HGTV				80.4	77.7	3.5%
Food Network				78.4	73.8	6.2%

BROADCAST TELEVISION
Revenue
Local	$14.9	$15.0	(0.3)%	$43.4	$40.2	8.1%
National	8.1	8.8	(7.8)%	22.5	21.3	5.5%
Network compensation	0.8	0.6		2.4	1.9	22.7%
Political	0.1	0.1		0.2	0.3
Other	0.9	1.0	(5.9)%	1.7	1.8	(5.9)%

Broadcast Television	$24.9	$25.5	(2.4)%	$70.2	$65.5	7.1%

SHOP AT HOME (1)
Revenue
As reported	$15.9			$58.3
Pro forma	15.9	$18.3	(13.4)%	58.3	$49.7	17.2%

Avg. full-time equivalent homes	45.7	37.6	21.5%	45.9	37.0	24.1%

(1)	Shop At Home was acquired October 31, 2002.

(2)	For comparative purposes, certain 2002 newspaper revenues have been reclassified to conform to 2003 classifications.

(3)	Other newspaper revenue includes commercial printing.

(4)	Subscriber counts are according to the Nielsen Homevideo Index of homes that receive cable networks.